Exhibit 99.2

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP
REPORTS 2005 PROFIT OF $0.55 PER SHARE

HOUSTON - March 9, 2006 - Sanders Morris Harris Group Inc. (NASDAQ: SMHG), today announced net income was $10.7 million or $0.55 per diluted share during 2005, compared to $12.4 million, or $0.68 per diluted share in the prior year. Revenues for 2005 were $127.3 million, up 4.7 percent from $121.5 million during 2004.

“Earnings for the year were below our expectations,” said Ben T. Morris, Chief Executive Officer. “Our performance was adequate, but should have been better given the investment climate that existed. We anticipate improvement in the months ahead assuming a stable market environment,” he added.

The Company’s fourth quarter net income declined to $3.0 million, or $0.15 per diluted share, compared to $3.5 million, or $0.19 per diluted share in the prior year quarter. Revenues rose 4.4 percent to $36.0 million.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas that manages over $10 billion of client assets. It is the largest investment banking firm headquartered in the Southwest. Its operating entities are Sanders Morris Harris, Charlotte Capital, Edelman Financial Center, Kissinger Financial Services, Salient Partners, Salient Trust Co., SMH Capital Advisors and Select Sports Group. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the company's services; and (12) litigation and securities law liabilities.  The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Consolidated Unaudited Financial Information (in thousands, except share and per share amounts)

	Years Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Data:
Revenues	$127,292	$121,532	$36,042	$34,509
Expenses	112,931	102,953	32,551	29,167
Net	14,361	18,579	3,491	5,342
Equity in income of limited partnerships	8,482	6,492	1,912	2,887
Minority interests	(4,859)	(4,176)	(421)	(2,050)
Income before income taxes	17,984	20,895	4,982	6,179
Provision for income taxes	(7,310)	(8,481)	(2,023)	(2,657)
Net income	$10,674	$12,414	$2,959	$3,522
Earnings per share:
Basic earnings per share	$0.57	$0.70	$0.16	$0.19
Diluted earnings per share	$0.55	$0.68	$0.15	$0.19

Weighted average shares outstanding:
Basic	18,659,527	17,698,661	18,874,195	18,163,224
Diluted	19,253,400	18,302,315	19,434,286	18,805,341

Balance sheet data:
Cash and cash equivalents			$14,612	$21,678
Other tangible net assets			55,675	55,384
Tangible net assets			70,287	77,062
Shareholders’ equity			$154,685	$138,784

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